Exhibit 99.2

Investor Contact:	Media Contact:
Patricia Figueroa	Shona Sabnis
(212) 836-2758	(212) 836-2626
Patricia.Figueroa@arconic.com	Shona.Sabnis@arconic.com

Arconic Announces Business Leadership Changes

Eric Roegner appointed head of Engineered Products & Solutions

Tim Myers to lead Global Rolled Products and Transportation & Construction Solutions

New York, October 23, 2017 – Arconic Inc. (NYSE: ARNC) today announced business management changes to streamline and strengthen its operational executive leadership. The changes are effective immediately.

Eric Roegner is appointed Executive Vice President and Group President, Engineered Products and Solutions. He succeeds Karl Tragl who will leave the company. Roegner joined Alcoa Inc. in 2006 and has 11 years of experience in aerospace and defense. Since his appointment in May 2017 as Executive Vice President and Group President, Global Rolled Products, Roegner has significantly rationalized and strengthened the business with overhead reductions expected to save $15 million in 2018. Roegner was previously Chief Operating Officer of Engineered Products and Solutions where he led the successful integration of the RTI acquisition and oversaw Arconic’s jet engine business. He is co-inventor of the Ampliforge™ process, a hybrid technique that combines additive and advanced manufacturing processes. Roegner holds a bachelor's degree in mechanical and aerospace engineering from Princeton University and an MBA from Case Western Reserve University. He currently serves on the Board of Governors of the Aerospace Industries Association.

Tim Myers is appointed Executive Vice President and Group President, Global Rolled Products (GRP) and Transportation & Construction Solutions (TCS). Myers joined Alcoa in 1992 as an automotive applications engineer and has a strong background in automotive and commercial transportation. He was appointed Executive Vice President and Group President, Transportation and Construction Solutions in May 2016 and led the Group to achieve five consecutive quarters of year on year EBITDA growth through June 2017. Myers was previously President of Alcoa Wheel and Transportation Products (AWTP) where he drove the business to increase innovation, profitably grow market share and expand internationally. Myers has also held automotive engineering and commercial roles for Global Rolled Products and Alcoa Forged Products. Prior to joining Alcoa, he was a product design engineer for Ford Motor Company. Myers holds a Bachelor’s of Science in Mechanical Engineering and an MBA from the University of Michigan. He currently serves on the Board of Governors (Prior Chairman) of the Heavy Duty Manufacturer’s Association, and also serves on the Board of Directors of the Motor & Equipment Manufacturers Association.

“Both Eric and Tim are proven operational executives, with strong industry experience and a track record of driving profitable growth and serving our customers, said Interim CEO David Hess. “Eric’s strong background in aerospace and defense position him to successfully lead EP&S as we support our customers in meeting their aggressive ramp-up rates, and drive increased share for Arconic on the new jet engine and airframe platforms.  Tim’s deep operational and commercial experience in the transportation markets will be key to realizing valuable synergies in our transportation portfolio – across both GRP and TCS. With this change, Arconic brings GRP and TCS under a single executive leader, streamlining our management structure.”

“We thank Karl for his leadership, passion for excellence and many significant contributions to Arconic. Under his leadership, EP&S improved operating performance and strengthened customer relationships in the face of an extraordinary ramp up in next generation engine deliveries. He created a team-oriented culture where innovation flourished. I wish him the very best in his future endeavors,” said Hess.

Eric Roegner – full bio

Tim Myers – full bio

About Arconic

Arconic (NYSE: ARNC) creates breakthrough products that shape industries. Working in close partnership with our customers, we solve complex engineering challenges to transform the way we fly, drive, build and power. Through the ingenuity of our people and cutting-edge advanced manufacturing techniques, we deliver these products at a quality and efficiency that ensure customer success and shareholder value. For more information: www.arconic.com. Follow @arconic: Twitter, Instagram, Facebook, LinkedIn and YouTube.

Dissemination of Company Information

Arconic intends to make future announcements regarding Company developments and financial performance through its website on www.arconic.com

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